Exhibit 99.1

Star Gas Partners, L.P. Amends and Restates $300 Million Credit Facility

STAMFORD, Conn., June 6, 2011 (GLOBE NEWSWIRE) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced that it has entered into an amended and restated $300 million credit facility, which may be increased in the future up to $400 million at the Partnership’s request. The amended and restated credit agreement extends the term of the agreement from July 2012 to June 2016. The bank syndicate supporting the revolving credit facility is comprised of fifteen participants, with JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, RBS Citizens, N.A. as Documentation Agent, Key Bank National Association, PNC Bank, N.A., Regions Bank, TD Bank, N.A. and Wells Fargo Capital Finance, LLC, as Senior Managing Agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., and RBS Citizens, N.A. as Joint Lead Arrangers and Joint Book Runners.

In announcing this revolving credit facility, Richard F. Ambury, Chief Financial Officer said, “We are pleased to once again have an oversubscribed syndication on our amended and restated credit facility, which has been extended through June 2016. We were able to attract six new banks to the group while maintaining the support from our existing institutions.”

About Star Gas Partners, L.P.

Star Gas Partners, L.P., is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com, where unitholders may request a hard copy of Star’s complete audited financial statements free of charge.

CONTACT: Star Gas Partners

Investor Relations

203/328-7310

Chris Witty

Darrow Associates

646/438-9385 or cwitty@darrowir.com